STOCK PURCHASE AGREEMENT

BY AND AMONG

CYPRESS SEMICONDUCTOR CORPORATION,

SCANLOGIC HOLDING COMPANY,

SCANLOGIC CORPORATION,

ISRAEL ZILBERMAN,

MICHAL ZILBERMAN,

ISRAEL ZILBERMAN, AS CUSTODIAN FOR DANA ZILBERMAN

AND,

WITH RESPECT TO ARTICLE VII,

U.S. BANK TRUST, N.A., AS ESCROW AGENT,

AND ISRAEL ZILBERMAN, AS SECURITYHOLDER AGENT

Dated as of May 29, 2001

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TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS (continued)

		Page

9.5	Severability	43
9.6	Other Remedies	44
9.7	Governing Law	44
9.8	Rules of Construction	44
9.9	Specific Performance	44

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STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 29, 2001 by and among Cypress Semiconductor Corporation, a Delaware corporation (“Parent”); Scanlogic Holding Company, a Massachusetts business trust (“Holdings”); Scanlogic Corporation, a Delaware corporation and wholly-owned subsidiary of Holdings (the “Company”); Michal Zilberman; Israel Zilberman, as custodian for Dana Zilberman; Israel Zilberman, in his personal capacity (the “Principal Stockholder” and together with Michal Zilberman and Israel Zilberman, as custodian for Dana Zilberman, the “Sellers”); U.S. Bank Trust, N.A. (the “Escrow Agent”); and Israel Zilberman, as securityholder agent (the “Securityholder Agent”) (the Escrow Agent and the Securityholder Agent being signatories with respect to Article VII hereof only).

RECITALS

     A.  The Parties believe it is in the best interests of each party that Parent acquire Holdings and the Company through the purchase by Parent of all of the issued and outstanding transferable shares of beneficial interest of Holdings (the “Shares”) and the cancellation, redemption or assumption of all outstanding options of the Company and all other securities or rights to acquire securities of the Company (the “Acquisition”) in accordance with the terms and conditions of this Agreement and, in furtherance thereof, have approved the Acquisition.

     B.   Pursuant to the Acquisition and subject to the terms and conditions of this Agreement, (i) Parent shall purchase from the Sellers the Shares, (ii) all outstanding vested options, warrants and other rights to acquire or receive shares of Company capital stock other than the New Options (as defined below) shall be redeemed by the Company, (iii) all outstanding unvested options, warrants and other rights to acquire or receive shares of Company capital stock other than New Options shall be cancelled, and (iv) the New Options (as defined below) shall be assumed by Parent and become options to purchase shares of Parent common stock.

     C.  A portion of the cash consideration otherwise payable by Parent to the Principal Stockholder in connection with the Acquisition shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

     D.  The parties intend that the Acquisition shall be accounted for as a purchase for financial accounting purposes.

     E.   Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain key employees of the Company are entering into agreements not to compete with Parent in the form of Exhibit A hereto (the “Noncompetition Agreements”).

     F.  The Company, the Principal Stockholder and Parent desire to make certain representations and warranties and other agreements in connection with the Acquisition.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

ARTICLE I

THE SHARE PURCHASE

     1.1  Purchase and Sale of the Shares.  Subject to the terms and conditions of this Agreement, at the Effective Time, the Sellers will sell and transfer the Shares to Parent and Parent will purchase the Shares from the Sellers.

     1.2   Purchase Price. The aggregate purchase price for the Shares will be $16,103,250.

     1.3   Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Acquisition (the “Closing”) will take place at 10:00 a.m. local time as promptly as practicable, but no later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms are not to be satisfied or waived until the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another date, place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” The time of closing is referred to herein as the “Effective Time.”

     1.4   Closing Obligations. At the Closing:

(a)	The Sellers will deliver, or caused to be delivered, to Parent:

1.	certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures medallion guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Parent; and

2.	the other documents to be delivered pursuant to Section 6.3.

(b)	Parent will deliver, or cause to be delivered, to the Sellers:

1.	the following amounts by wire transfer to accounts specified by the Principal Stockholder:

Principal Stockholder	$ 12,414,405.57
Dana Zilberman	$ 18,000.00
Israel Zilberman, as	$ 18,000.00
Custodian for Dana Zilberman

2.	a promissory note payable to the Principal Stockholder in the principal amount of $950,118.76;

3.	a promissory note payable to the Principal Stockholder in the principal amount of $902,725.67;

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4.	the sum of $1,800,000 (the “Escrow Amount”) to the Escrow Agent by wire transfer to an account specified by the Escrow Agent;

5.	the sum of $1,388,880 payable to the Company by wire transfer to an account specified by the Company solely for the purpose of redeeming all vested Company options outstanding immediately prior to the Effective Time;

6.	the amounts owed to the Principal Stockholder pursuant to Section 5.16; and

7.	the other documents to be delivered pursuant to Section 6.2.

     1.5  Purchase Price Adjustment for Incremental Income Taxes. An amount equal to the incremental income taxes incurred by the holders of shares of transferable interests of Holdings (the “Holdings Stockholders”) solely as a result of the 338(h)(10) Election (as defined in Section 5.17) shall be paid by Parent to the Principal Stockholder at least 10 days prior to the due date for such taxes; provided, however, that such payment shall not exceed $47,000, which payment shall be treated as an adjustment to the purchase price for the Shares.

     1.6   Assumption of New Options. At the Effective Time, each outstanding New Option (as defined in Section 2.2(b)) will be assumed by Parent. Each New Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Option Plan and/or as provided in the respective option agreements immediately prior to the Effective Time (including, without limitation, any vesting schedule or repurchase rights), except as follows:

(a) each such New Option will be exercisable for that number of whole shares of Parent Common Stock equal to the number of shares of Company Common Stock that were issuable upon exercise of such New Option immediately prior to the Effective Time, and

(b) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed New Option will be equal to the exercise price per share of Company Common Stock at which such New Option was exercisable immediately prior to the Effective Time.

     1.7  Treatment of Company Options Other Than New Options. Effective at the Effective Time, each outstanding Company option issued pursuant to the Company’s 2000 Option Plan (the “2000 Option Plan”) or otherwise, other than the New Options, shall be cancelled to the extent it is unvested. Immediately prior to the Effective Time, each outstanding Company option issued pursuant to the 2000 Option Plan or otherwise, other than the New Options, shall be redeemed by the Company as set forth on Schedule 1.7 to the extent it is vested

     1.8   Adjustments to Parent Common Stock. The number of shares of Parent Common Stock issuable upon the exercise of New Options assumed by Parent pursuant to Section 1.6 shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock after the date hereof.

     1.9   Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Holdings and the Company, the trustee of Holdings and the officers and directors of the Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY,
HOLDINGS AND THE PRINCIPAL STOCKHOLDER

     Subject to such exceptions as are clearly disclosed in the disclosure schedules (referencing the appropriate section of this Article II, or as otherwise are clearly applicable to such section), and delivered herewith by the Company to Parent (the “Company Schedules”), the Company, Holdings and the Principal Stockholder, jointly and severally, represent and warrant to Parent that the following are true and correct as of the date hereof and shall be true and correct as of the Effective Time, except where expressly stated to be true as of a specified date prior to the Effective Time, in which case it shall, as of the Effective Time, continue to be true as of such specified date:

     2.1   Organization of the Company and Holdings. Each of Holdings, the Company and each Company Subsidiary (as defined in section 2.3) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Holdings, the Company and each Company Subsidiary has the corporate power to own its properties and to carry on its business as now being conducted. Each of Holdings, the Company and each Company Subsidiary is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Company. The Company has delivered a true and correct copy of its charter documents and the charter documents of Holdings and each Company Subsidiary, each as amended to date, to Parent.

     2.2   Capital Structure of the Company and Holdings.

(a) As of the date hereof, the authorized capital stock of the Company consists of 5,000,000 shares of authorized Company Common Stock, of which 894,625 shares are issued and outstanding. All of the Company Common Stock is held of record by Holdings. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. All of the outstanding equity securities of the Company are owned of record by Holdings, free and clear of any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind (each an “Encumbrance”). As of the date hereof, the total issued and outstanding shares of transferable interests of Holdings consist of 894,625 shares. The Holdings shares are owned of record and beneficially by the persons, with the addresses of record and in the amounts set forth on Schedule 2.2(a), free and clear of any Encumbrance. All outstanding shares of Holdings are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Declaration of Trust or Bylaws of Holdings or any agreement to which Holdings is a party or by which it is bound.

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     (b) As of the date of this Agreement, the Company has reserved 250,000 shares of Company Common Stock for issuance to employees and consultants pursuant to its 2000 Stock Option Plan, of which 178,000 shares are subject to outstanding, unexercised options and 72,000 shares remain available for future grant. Except as disclosed on Schedule 2.2(b), the Company has reserved no shares of Company Common Stock for issuance upon exercise of outstanding Company Options granted outside the Option Plan. Schedule 2.2(b) sets forth for each outstanding Company Option, the name of the holder, the domicile address of the holder, the number of shares of Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent such option is vested to date and whether and to what extent the exercisability of such option will be accelerated by reason of the transactions contemplated by this Agreement. Schedule 2.2(b)separately lists the New Options (the “New Options”) under the caption “New Options.“The New Options are issued in connection with the performance of services for the Company by individuals who are either employees or independent contractors for the Company. Except for Company Options described in Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. As of immediately prior to the Effective Time, and as a result of the redemption of all Company Options that are vested and the cancellation of all Company Options that are unvested, the Company has no issued or outstanding options to purchase capital stock of the Company, other than the New Options. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Holdings is a party or by which it is bound obligating Holdings to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Holdings. The holders of Company Options have been or will be given, or shall have properly waived, any required notice prior to the Acquisition, and all such rights to notice will be terminated at or prior to the Effective Time. As a result of the Acquisition, Parent will be the sole record and sole beneficial owner of all capital stock of Holdings and rights to acquire or receive such capital stock, free and clear of any Encumbrance. After the Acquisition, Holdings will be the sole record and sole beneficial owner of all capital stock of the Company and rights to acquire or receive such capital stock, free and clear of any Encumbrance. Except as contemplated by this Agreement, there are no rights agreements, no voting trust, proxy or other agreement or understanding to which Holdings or the Company is a party or by which either Holdings or the Company is bound or of which it is aware with respect to any equity security of any class of Holdings or the Company. All of Holdings and the Company’s outstanding securities were issued in compliance with all applicable state and federal securities laws.

     2.3   Subsidiaries. Except as set forth in Schedule 2.3, neither Holdings nor the Company currently has or has ever had any subsidiaries and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity (each a “Company Subsidiary”). Holdings and the Company beneficially own, directly or indirectly, all of the outstanding securities of each Company Subsidiary.

     2.4   Authority. Holdings and the Company have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Holdings and the Company. The Board of Directors of the Company and the Trustee of Holdings have unanimously approved the Acquisition and this Agreement. This Agreement has been duly executed and delivered by Holdings and the Company and constitutes the valid and binding obligation of Holdings and the Company, enforceable in accordance with its terms. Except as set forth on Schedule 2.4, the execution and delivery of this Agreement by the Company and Holdings does not and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the charter documents of Holdings and the Company, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holdings or the Company or their properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party (so as not to trigger any Conflict) is required by or with respect to Holdings or the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

     2.5   Company Financial Statements. Schedule 2.5 sets forth the Company’s internally prepared balance sheet as of April 30, 2001 (the April 30, 2001 balance sheet being referred to herein as the “Balance Sheet”) and the related statements of operations and cash flows for the 4-month period ended April 30, 2001, and the Company’s internally prepared balance sheet as of December 31, 2000 and the related statements of operations, cash flows and stockholders’ equity for the fiscal year then ended (collectively, the “Company Financials”). The Company Financials are true, correct and complete, and except as disclosed on Schedule 2.5, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented and fairly present the financial position of the Company as of their dates and results of operations for the periods then ended.

     2.6  No Undisclosed Liabilities. Neither Holdings nor the Company has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other of a nature whether or not required to be reflected in financial statements in accordance with GAAP, including in-process inventories at foundries or otherwise (“Liabilities”), except Liabilities that: (i) are reflected on the Balance Sheet, or (ii) have arisen since the date of the Balance Sheet in the ordinary course of the Company’s business consistent with past practices and that do not exceed $25,000 in the aggregate or (iii) are disclosed on Schedule 2.6.

     2.7  No Changes. Except as set forth on Schedule 2.7, since the date of the Balance Sheet, there has not been, occurred or arisen any:

(a) transaction by Holdings or the Company except in the ordinary course of business as conducted on the date of the Balance Sheet and consistent with past practices;

(b) amendments or changes to the charter documents of Holdings or the Company;

(c) capital expenditure or commitment by Holdings or the Company exceeding $5,000 individually or $20,000 in the aggregate;

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(d) destruction of, damage to or loss of any material assets, business or customer of Holdings or the Company (whether or not covered by insurance);

(e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

(f) event or condition that has had or would be reasonably expected to have a Material Adverse Effect on Holdings or the Company;

(g) change in accounting methods or practices (including any change in depreciation, amortization or revenue recognition policies or rates) by Holdings or the Company;

(h) revaluation by Holdings or the Company of any of its assets;

(i) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of Holdings or the Company, or any direct or indirect redemption, purchase or other acquisition by Holdings or the Company of any of its capital stock;

(j) increase in the salary or other compensation (including any equity-based compensation, bonus or payment) payable or to become payable to any of its officers or directors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except in the ordinary course of business or as otherwise contemplated by this Agreement;

(k) sale, lease, license or other disposition of any of the assets or properties of Holdings or the Company, except in the ordinary course of business consistent with past practices;

(l) amendment or termination (other than pursuant to its terms) of any contract, agreement or license described in Schedule 2.12(a) or Schedule 2.11(p) to which Holdings or the Company is a party or by which it is bound;

(m) loan by Holdings or the Company to any person or entity, incurrence by Holdings or the Company of any indebtedness, guarantee by Holdings or the Company of any indebtedness, issuance or sale of any debt securities of Holdings or the Company or guarantee of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(n) waiver or release of any right or claim of Holdings or the Company, including any write-off or other compromise of any account receivable of the Company;

(o) issuance or sale by Holdings or the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

(p) change in pricing or royalties set or charged by Holdings or the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property (as defined in Section 2.11) to Holdings or the Company; or

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(q) negotiation or agreement by Holdings or the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (p) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     2.8   Tax and Other Returns and Reports. Definition of Taxes. For the purposes of this Agreement, “Tax“or, collectively, ”Taxes,“means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(a) Tax Returns and Audits. Except as set forth on Schedule 2.8:

(i) Each of Holdings and the Company has prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to Holdings or the Company or their respective operations and such Returns are true and correct and have been completed in accordance with applicable law.

(ii) Each of Holdings and the Company: (A) has paid in a timely manner all Taxes shown on its Returns as owing and (B) has withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld and has paid all such withheld taxes to the proper governmental agencies.

(iii) There is no Tax deficiency outstanding, proposed or assessed against Holdings or the Company, nor has Holdings or the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of Holdings or the Company is currently in progress, nor has Holdings or the Company been notified of any request for such an audit or other examination. Neither Holdings nor the Company is aware of any factual basis upon which an audit or examination could be based that would result in a material assessment.

(v) Neither Holdings nor the Company has any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(vi) Each of Holdings and the Company has provided to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of the incorporation.

(vii) There are (and as of immediately following the Effective Time there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort (“Liens”) on the assets of Holdings or the Company relating to or attributable to Taxes except for Liens for Taxes not yet due and payable.

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(viii) Neither Holdings nor the Company has knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of Holdings or the Company.

(ix) None of Holdings or the Company’s assets are treated as “tax-exempt use property” within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended (the “Code“).

(x) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Holdings or the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

(xi) Neither Holdings nor the Company has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Holdings or the Company. Neither Holdings nor the Company has agreed, nor is it required, to make any adjustment under Section 481 of the Code by reason of a change in accounting method.

(xii) Neither Holdings nor the Company has ever been a member of an affiliated group (as defined in Section 1504 of the Code) filing a consolidated federal income Tax Return (or member of any analogous group under applicable local, state or foreign law) other than a group of which Holdings was the common parent. Neither Holdings nor the Company is a party to a tax sharing or allocation agreement nor does Holdings nor the Company owe any amount under any such agreement. Neither Holdings nor the Company has any actual or potential liability for Taxes under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a successor or transferee.

(xiii) Neither Holdings nor the Company is, or has been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(xiv) Each of Holdings’ and the Company’s tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on Holdings’tax books and records.

(xv) Neither Holdings nor the Company has constituted either a “distributing corporation“or a “controlled corporation“in a distribution of stock qualifying for a tax-free treatment under Section 355 of the Code (X) in the two years prior to the date of this Agreement or (Y) in a distribution that could otherwise constitute part of a “plan“or “series“of related transactions”(within the meaning of Section 355(e) of the Code) in conjunction with the Acquisition.

(xvi) No power of attorney relating to Taxes has been granted with respect to Holdings or the Company.

(xvii) As of immediately before the Effective Time, there is no limitation with respect to Holdings’or the Company’s net operating losses, built in losses, capital losses, tax credits or similar items under Code Sections 382, 383, 384, or 1502.

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(xviii) Each material Tax election with respect to Taxes affecting Holdings or the Company is set forth on Schedule 2.8.

(xix) Holdings has qualified as an S corporation within the meaning of Section 1361 of the Code (and any similar state statute) since the date of its formation and will continue to be an S corporation at all times prior to its acquisition under this Agreement. The Company has qualified as an S corporation from its inception to the date it became a “Qualified Subchapter S Subsidiary (“QSSS”) and has qualified as a QSSS since December 26, 2000 and will continue to be a QSSS at all times prior to the acquisition of Holdings under this Agreement.

(xx) The reorganization of the Company on December 26 , 2000 was intended to qualify and will be reported as a transaction described in Section 368(a)(1)(F) of the Code.

     2.9   Restrictions on Business Activities. Except as disclosed in Schedule 2.9, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Holdings or the Company is a party or otherwise binding upon Holdings or the Company which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of Holdings or the Company, any acquisition of property (tangible or intangible) by Holdings or the Company or the conduct of Holdings or the Company’s business. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.10   Title to Properties; Absence of Liens and Encumbrances.

(a) Neither Holdings nor the Company owns real property nor has Holdings or the Company ever owned any real property. Schedule 2.10(a) sets forth a list of all real property currently, or at any time in the past, leased by Holdings or the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, and are enforceable in accordance with their respective terms. The Company is not in default under any of such current leases. To the Company’s knowledge, no other party to any of such current leases is in default under any of such leases.

(b) Each of Holdings and the Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Company Financials and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

2.11 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all semiconductor and semiconductor circuit designs; (v) all rights to all mask works, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (x) any similar, corresponding or equivalent rights to any of the foregoing; and (xi) all documentation related to any of the foregoing.

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“Company Intellectual Property” shall mean any Intellectual Property that is owned by or exclusively licensed to Holdings or the Company.

“Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Holdings or the Company.

(a) Schedule 2.11(a) sets forth a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of Company Registered Intellectual Property.

(b) Schedule 2.11(b) sets forth a complete and accurate list (by name and version number) of all products or service offerings (including related software) of Holdings, the Company or any Company Subsidiary (“Company Products”) that have been distributed or provided to customers in the two (2) year period preceding the date of this Agreement which Holdings, the Company or any Company Subsidiary currently intends to distribute or provide to customers in the future, including any products or service offerings currently under development.

(c) The Company has no knowledge of any facts or circumstances that would render any of the Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, the Company knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of Company Registered Intellectual Property invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property. Neither Holdings nor the Company has misrepresented, or failed to disclose, and has knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.

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(d) Except as set forth on Schedule 2.11(d), no Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Holdings, the Company or any Company Subsidiary, or which may adversely affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(e) Except as set forth on Schedule 2.11(e), in each case in which Holdings or the Company has acquired any Intellectual Property from any person, Holdings or the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect thereto) to Holdings or the Company and to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Holdings or the Company has recorded each such assignment of a Registered Intellectual Property Right assigned to Holdings or the Company with the relevant Governmental Entity.

(f) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting and maintaining such Company Registered Intellectual Property.

(g) There are no actions that are required to be taken by Holdings or the Company within ninety (90) days after the date hereof with respect to any of the Company Registered Intellectual Property.

(h) Holdings or the Company either own and have good and exclusive title to, or have a valid license to use, each material item of Company Intellectual Property free and clear of any Lien (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) Holdings or the Company is the exclusive owner of all trademarks and trade names (other than trademarks and trade names licensed to the Company) used in connection with the operation or conduct of the business of Holdings, the Company and the Company Subsidiaries, including the sale, distribution or provision of any Company Products by Holdings, the Company or any Company Subsidiaries; (ii) Holdings or the Company own exclusively, and have good title to, or have a valid license to use, all copyrighted works that are Company Products or which Holdings, the Company or any Company Subsidiaries otherwise purports to own or license; and (iii) to the Company’s knowledge, to the extent that any Patents would be infringed by any Company Products, Holdings or the Company is the exclusive owner of such Patents.

(i) Except set forth in Schedule 2.11(i), all Company Intellectual Property (other than off-the-shelf commercial software) will be fully transferable, alienable or licensable by Holdings or the Company without restriction and without payment of any kind to any third party.

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(j) To the extent that any technology, software or material Intellectual Property has been developed or created independently or jointly by a third party for Holdings, the Company or any Company Subsidiary or is incorporated into any of the Company Products, Holdings or the Company has a written agreement with such third party with respect thereto and Holdings or the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

(k) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. No current or former employee, consultant or independent contractor of Holdings or the Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Holdings or the Company.

(l) With the exception of “shrink-wrap” or similar widely-available commercial end-user licenses, all Intellectual Property used in or necessary to the conduct of Holdings or the Company’s business as presently conducted or currently contemplated to be conducted by Holdings or the Company was written and created solely by either (i) employees of Holdings or the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Holdings or the Company, and no third party owns or has any rights to any of Company Intellectual Property.

(m) All employees of Holdings or the Company have entered into valid and binding written agreements with Holdings or the Company sufficient to vest title in Holdings or the Company of all Intellectual Property created by such employee in the scope of his or her employment with Holdings or the Company.

(n) No person who has licensed any Intellectual Property to Holdings or the Company has ownership rights or license rights to improvements made by or for Holdings or the Company in such Intellectual Property.

(o) Neither Holdings nor the Company nor any Company Subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property, to any third party, or permitted Holdings or the Company’s rights in such material Company Intellectual Property to lapse or enter the public domain.

(p) Schedule 2.11(p) lists all material contracts, licenses and agreements to which Holdings, the Company or any Company Subsidiary is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company.

(q) All contracts, licenses and agreements relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to Holdings, the Company or any Company Subsidiary, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Each of Holdings, the Company and each Company Subsidiary is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, Holdings and the Company will be permitted to exercise all of Holdings or the Company’s rights under such contracts, licenses and agreements to the same extent Holdings or the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or the Company Subsidiaries would otherwise be required to pay.

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(r) Except as set forth on Schedule 2.11(r), neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent of any contracts or agreements to which Holdings or the Company is a party, will result in: (i) Parent’s granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, them; (ii) Holdings or Parent being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its businesses; or (iii) Parent being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent, prior to the Closing.

(s) The operation of the business of Holdings and the Company as it currently is conducted or, to the knowledge of the Company, as it is currently contemplated to be conducted by Holdings and the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products (including products, technology or services currently under development) does not and will not, when conducted by Parent, Holdings and the Company in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Holdings or the Company infringes or misappropriates any Intellectual Property right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

(t) Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the business of Holdings and the Company as it currently is conducted, and, to the knowledge of the Company, as it is currently planned or contemplated to be conducted by Holdings and the Company, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including products, technology or services currently under development).

(u) To the knowledge of the Company, no person has or is infringing or misappropriating any Company Intellectual Property.

(v) Each of Holdings, the Company and any Company Subsidiary has and enforces policies requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and to comply with the steps set forth on Schedule 2.11(v). All current and former employees and contractors of Holdings, the Company and any Company Subsidiary have complied with the foregoing policies, except where the failure to do so is not reasonably expected to be material to the Company.

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2.12 Agreements, Contracts and Commitments.

(a) Except as set forth on Schedule 2.12(a), neither Holdings nor the Company has, is a party to or is it bound by:

(i) any collective bargaining agreements,

(ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

(iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

(iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to Holdings or the Company,

(v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

(vi) any fidelity or surety bond or completion bond,

(vii) any lease of personal property having a value individually in excess of $10,000,

(viii) any agreement of indemnification or guaranty,

(ix) any agreement, contract or commitment containing any covenant limiting the freedom of Holdings or the Company to engage in any line of business or to compete with any person,

(x) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $5,000,

(xi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Holdings or the Company’s business,

(xiii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof,

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(xiii) any purchase order or contract for the purchase of raw materials involving $5,000 or more to be incurred by Holdings or the Company following the date of this Agreement,

(xiv) any construction contracts,

(xv) any distribution, joint marketing or development agreement,

(xvi) any agreement pursuant to which Holdings or the Company has granted or may grant in the future, to any party, a source-code license or option or other right to use or acquire source-code, or

(xvii) any other agreement, contract or commitment that involves $5,000 or more or is not cancelable without penalty within thirty (30) days.

(b) Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Schedule 2.12(b), neither Holdings nor the Company has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12(a) or Schedule 2.11(p)(any such agreement, contract or commitment, a “Contract”). Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to Holdings or the Company pursuant thereto.

     2.13   Interested Party Transactions. Except as disclosed on Schedule 2.13, no officer or director of Holdings or the Company (nor, to the knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that Holdings or the Company furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from, or sells or furnishes to, Holdings or the Company any goods or services or (iii) a beneficial interest in any contract or agreement set forth on Schedule 2.12(a) or Schedule 2.11(p); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity”for purposes of this Section 2.13.

     2.14   Compliance with Laws. To its knowledge, each of Holdings and the Company has complied with and, is not in violation of, any foreign, federal, state or local statute, law or regulation. Neither Holdings nor the Company has received any notices of violation with respect to any foreign, federal, state or local statute, law or regulation.

     2.15   Litigation. Except as set forth on Schedule 2.15, there is no action, suit, proceeding or investigation of any nature pending or, to the Company’s knowledge, threatened against Holdings or the Company, their properties or any of their officers or directors, in their respective capacities as such. Schedule 2.15 sets forth, with respect to any pending or, to the knowledge of the Company, threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. Neither Holdings nor the Company has received notice that any Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

     2.16   Insurance. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Holdings or the Company, there is no claim by Holdings or the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Holdings and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.17   Minute Books. The minute books of Holdings and the Company made available to counsel for Parent are the only minute books of Holdings and the Company and contain an accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Holdings and the Company.

     2.18   Environmental Matters.

(a) Hazardous Material. Neither Holdings nor the Company has operated any underground storage tanks, and has no knowledge of the existence during the period of its ownership, operation, occupation or leasehold, of any underground storage tank at any property that Holdings or the Company has at any time owned, operated, occupied or leased. Neither Holdings nor the Company has released any amount of any substance that has been designated by any applicable federal, state or local law to be a “hazardous substance,” “hazardous waste,” “hazardous material” or “toxic substance” or words of similar import, under any law, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Clean Air Act, as amended, and the regulations promulgated pursuant to said laws, including, without limitation, PCBs, asbestos, oil and petroleum products and urea-formaldehyde (“Hazardous Materials”), so as to contaminate any soil, groundwater, surface water, air or building materials of any property in a manner which would legally require remediation, investigation or similar response activity. No Hazardous Materials are present as a result of the actions or omissions of Holdings or the Company, or, as a result of any actions of any third party or otherwise, in, on or under any property that Holdings or the Company has at any time owned, operated, occupied or leased, including the land and the improvements, ground water and surface water thereof except as would not result in a Company Liability.

(b) Hazardous Materials Activities. Neither Holdings nor the Company has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time. Neither Holdings nor the Company has disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. Each of Holdings and the Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of Holdings’and Company’s Hazardous Material Activities and other businesses of Holdings and the Company as such activities and businesses are currently being conducted.

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(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Holdings or the Company. The Company is not aware of any fact or circumstance that is reasonably likely to involve Holdings or the Company in any environmental litigation or impose upon the Company any environmental liability.

     2.19   Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth on Schedule 2.19, neither Holdings nor the Company has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’fees or agents’commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Schedule 2.19also sets forth the Company’s current good faith and reasonable estimate of all Third Party Expenses (as defined in Section 5.4) expected to be incurred by Holdings or the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     2.20   Employee Matters and Benefit Plans.

(a) Definitions. With the exception of the definition of “Affiliate” set forth in Section 2.20(a)(i) below (which definition shall apply only to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,”within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Holdings, the Company or any Affiliate for the benefit of any Employee, or with respect to which Holdings, the Company or any Affiliate has or may have any liability or obligation;

(iii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(vi) “DOL” shall mean the United States Department of Labor;

(v) “Employee” shall mean any current, former or retired employee, consultant or director of Holdings, the Company or any Affiliate;

(vi) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between Holdings, the Company or any Affiliate and any Employee which is currently effective or under which Holdings, the Company or any Affiliate has or could have any liability;

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(vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(viii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(ix) “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by Holdings, the Company or any Affiliate, whether informally or formally, or with respect to which Holdings, the Company or any Affiliate will or may have any material liability,for the benefit of Employees who perform services outside the United States;

(x) “IRS” shall mean the Internal Revenue Service;

(xi) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and

(xii) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Schedule 2.20(b) contains an accurate and complete list of each Company Employee Plan, International Employee Plan, and each Employee Agreement. Neither Holdings nor he Company has any plan or commitment to establish any new Company Employee Plan, International Employee Plan, or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan, or Employee Agreement.

(c) Documents. The Company has provided to Parent correct and complete copies of (i) all documents embodying each Company Employee Plan, International Employee Plan, and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, filed under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) the most recent IRS determination, opinion, notification and advisory letters, and all material applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all currently effective written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts under which Holdings, the Company or any Affiliate has or could have any liability; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Holdings or the Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices (or such forms and notices as required under comparable law); (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

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(d) Employee Plan Compliance. (i) Each of Holdings and the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and is in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no “prohibited transaction,”within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, Holdings, the Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither Holdings, the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(e) Pension Plan. Neither Holdings, the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(f) Collectively Bargained Multiemployer and Multiple Employer Plans. At no time has Holdings, the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither Holdings, the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or any plan described in Section 413 of the Code.

(g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Holdings nor the Company has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

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(h) Health Care Compliance. Each of Holdings and the Company has complied in all material respects with, and has no unsatisfied obligations under, the applicable health care continuation and notice requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act, the requirements of the Newborns’and Mothers’Health Protection Act of 1996, and any amendment to each such Act, and any similar provisions of state law applicable to its Employees.

(i) Effect of Transaction.

(i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii) No payment, compensation or benefit which will or may be made by Parent, Holdings, the Company or its Affiliates with respect to any Employee or any other “disqualified individual”will be characterized as a “parachute payment,”within the meaning of Section 280G(b)(2) of the Code.

(j) Employment Matters. Each of Holdings and the Company: (i) is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, reasonably anticipated or to the Company’s or Holdings’knowledge threatened claims or actions against Holdings or the Company under any worker’s compensation policy or long-term disability policy.

(k) Labor. No work stoppage or labor strike against Holdings or the Company is pending or to the Company’s or Holdings’knowledge threatened or reasonably anticipated. Neither Holdings nor the Company knows of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company or Holdings, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any liability to the Company or Holdings. Neither Holdings, the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Holdings nor the Company is presently, or has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Holdings or the Company.

(l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Holdings, the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to Holdings, the Company or its Affiliates (other than ordinary administration expenses or routine claims for benefits).

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(m) Retention Matters. Holdings and the Company have no knowledge that any employee of Holdings or the Company, or group of such employees, intends to terminate employment with Holdings or the Company.

2.21 Accounts Receivable; Inventory; Backlog; Customers.

(a) The Company has made available to Parent a report of the accounts receivable of the Company and Holdings (“Accounts Receivable”) as of April 30, 2001, indicating (x) the aggregate dollar amount of Accounts Receivable: (1) 0-30 days past due, (2) 31-60 days past due, (3) 61-90 days past due and (4) 91-120 days past due and (y) for any Account Receivable that is 90 days or more past due, the dollar amount by individual account and the reason such account is 90 days or more past due. The name of any individual Account Receivable does not need to be included in such list.

(b) Except as set forth on Schedule 2.21(b), all Accounts Receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and, to the Company’s knowledge, are collectible except to the extent of reserves therefor set forth on the Balance Sheet. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

(c) All of the inventories of the Company and Holdings reflected on the Balance Sheet and the Company’s books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Company’s regular inventory practices and are set forth on the Company’s books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods. None of the inventory of the Company or any Company Subsidiary reflected on the Balance Sheet or on the Company’s books and records as of the date hereof (in either case net of the reserve therefor) is obsolete, defective or in excess of the needs of the business of the Company reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts. Except as set forth on Schedule 2.21(c), the presentation and measurement of inventory on the Company Financials and Balance Sheet conform to GAAP and such inventory is stated at the lower of cost (determined using the first-in, first-out method) or net realizable value. Schedule 2.21(c)sets forth any and all obligation of the Company to purchase work-in-process inventories that may be located at the Company’s foundries, which obligations are not set forth on the Company’s Balance Sheet.

(d) Schedule 2.21(d) sets forth the Company’s total backlog as of March 31, 2001 and as of the latest date practicable before the date of this Agreement, each listed by the quarter in which such backlog is scheduled to be shipped by the Company. The amounts listed therein represent orders received in the ordinary course of business and are recorded as backlog consistent with the Company’s methods for recording unfulfilled orders.

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(e) The Company sales projections provided to Parent and attached hereto as Schedule 2.21(e) were prepared by the Company in good faith and on a reasonable basis. The Company has no knowledge that any Company customer intends to reduce its purchases of Company products or services, or that any such Company customer intends to adversely change its relationship with the Company.

     2.22   Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Schedule 2.22, neither Holdings nor the Company has given any warranties or indemnities relating to products or technology sold or licensed or services rendered by Holdings or the Company, other than standard warranties and indemnities in the ordinary course of business or imposed by law. Neither the Company nor Holdings shall have any liability or obligation to its customers (or expenses related thereto) in excess of $100,000 with respect to products shipped on or prior to the Effective Time for product warranty claims or product returns due to the failure of its products to meet or exceed the specifications for such products contained in the Company’s published data sheets.

     2.23   Materials and Parts. To the Company’s knowledge, there is no actual or threatened shortage of materials or parts from any source that has had or is reasonably likely to adversely affect the Company’s operations.

     2.24   Representations and Materials Complete. None of the representations or warranties made by the Company, Holdings or the Principal Stockholder in this Agreement (as modified by the Company Schedules), nor any statement made in any schedule or certificate furnished by the Company, Holdings or the Principal Stockholder pursuant to this Agreement, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. Holdings and the Company have delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company and Holdings that the following are true and correct as of the date hereof and shall be true and correct as of the Effective Time, except where expressly stated to be true as of a specified date prior to the Effective Time, in which case it shall, as of the Effective Time, continue to be true as of such specified date:

     3.1   Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent. Parent has made available a true and correct copy of its Certificate of Incorporation to the Company and Holdings.

     3.2   Authority. Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligations of Parent enforceable against Parent in accordance with its terms. The execution and delivery of this Agreement by Parent does not and the consummation of the transactions contemplated hereby will not, Conflict with (i) any provision of the charter documents of Parent, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument to which Parent is a party or by which its assets or properties are bound, or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict) is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     3.3  Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or as to which Parent has received any notice of assertion against Parent, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

     3.4  Representations Complete. None of the representations or warranties made by Parent in this Agreement, nor any statement made in any schedule or certificate furnished by Parent pursuant to this Agreement, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1  Conduct of Business of Holdings and the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Holdings and the Company agrees and the Principal Stockholder agrees to cause Holdings and the Company, (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving Holdings or the Company. Except as expressly contemplated by this Agreement, Holdings and the Company shall not, and the Principal Stockholder shall not cause Holdings and the Company, without the prior written consent of Parent, to:

(a) Enter into any commitment, activity or transaction not in the ordinary course of business;

(b) Transfer to any person or entity any rights to any Company Intellectual Property (other than pursuant to end-user licenses in the ordinary course of business) or enter into any agreement with respect to Company Intellectual Property with any person or entity;

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(c) Terminate any employees other than for cause or encourage any employees to resign from Holdings or the Company;

(d) Amend or otherwise modify (or agree to do so), or violate the terms of, any of the agreements set forth or described in the Company Schedules or enter into any agreement that would be required to be set forth or described in the Company Schedules had it been entered into prior to the date of this Agreement (including, without limitation, entering into any real estate lease);

(e) Commence or settle any litigation;

(f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Holdings or the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of such capital stock (or options, warrants or other rights exercisable therefor) except for repurchases of the Company Common Stock upon the termination of service of any service providers of the Company in accordance with the standard terms set forth in the agreements governing such repurchases, all of which agreements have been provided or made available to Parent;

(g) Issue, sell, grant, contract to issue, grant or sell, or authorize the issuance, delivery, sale or purchase of any shares of Holdings or Company capital stock or securities convertible into, or exercisable or exchangeable for, shares of Holdings or Company capital stock, or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Holdings or Company capital stock upon the exercise or conversion of Company Options outstanding as of the date of this Agreement

(h) Cause or permit any amendments to the charter documents of Holdings or the Company;

(i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Holdings or the Company;

(j) Sell, lease, license or otherwise dispose of any of the assets or properties of Holdings or the Company which are not Company Intellectual Property other than in the ordinary course of business and consistent with past practices, including but not limited to the performance of obligations under contractual arrangements listed on the Company Schedules existing as of the date hereof, or create any security interest in such assets or properties;

(k) Grant any loan to any person or entity, incur any indebtedness or guarantee any indebtedness, issue or sell any debt securities, guarantee any debt securities of others, purchase any debt securities of others or amend the terms of any outstanding agreements related to borrowed money, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(l) Except as disclosed on Schedule 4.1(l), grant (whether in cash, stock, equity securities or property) any severance or termination pay (i) to any director or officer or (ii) to any employee or consultant, except payments made pursuant to standard written agreements outstanding as of the date hereof, or increase (whether in cash, stock, equity securities or property) in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or declare, pay or make any commitment or obligation of any kind for the payment (whether in cash, stock, equity securities or property) by the Company of a bonus or other additional salary or compensation to any such person, or adopt or amend any Company Employee Plan or enter into any Employee Agreement (as defined in Section 2.20);

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(m) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

(n) Take any action to accelerate the vesting schedule of any of the outstanding Company Options or Company Common Stock other than as required by existing agreements outstanding on the date hereof;

(o) Pay, discharge or satisfy, in an amount in excess of $5,000 individually or $20,000 in the aggregate any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financials or as set forth on Schedule 4.1(o).

(p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q) Enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

(r) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

(s) Waive or commit to waive any rights with a value in excess of $5,000 individually or $20,000 in the aggregate;

(t) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

(u) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof;

(v) Change Holdings’ tax status as an S Corporation for federal and (to the extent S Corporation status is recognized) state, local and foreign tax purposes or revoke or otherwise terminate the election of Holdings to be treated as an S Corporation during such period,

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(w) Change the Company’s tax status as a QSSS for federal and (to the extent QSSS Corporation status is recognized) state, local and foreign tax purposes or revoke or otherwise terminate the election of the Company to be treated as a QSSS during such period, or

(x) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (w) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     4.2  No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, Holdings and the Company will not and the Principal Stockholder will cause Holdings and the Company not to (nor will Holdings or the Company permit any of Holdings or the Company’s officers, directors, stockholders, agents, employees, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of Holdings or any of its Subsidiaries including the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its assets or any equity interest in Holdings or any of its Subsidiaries including the Company, (b) provide information with respect to it to any person, other than Parent and its designees, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its assets or any equity interest in Holdings or any of its Subsidiaries including the Company, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any equity interest in Holdings or any of its Subsidiaries including the Company, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Holdings or any of its Subsidiaries including the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its assets or any equity interest in Holdings or any of its Subsidiaries including the Company by any person, other than by Parent. Holdings shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Principal Stockholder receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Principal Stockholder shall immediately notify Parent thereof, including information as to the identity of the offer or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. Except as contemplated by this Agreement, disclosure by the Principal Stockholder of the terms hereof (other than the prohibition of this Section 4.2) shall be deemed to be a violation of this Section 4.2.

ARTICLE V

ADDITIONAL AGREEMENTS

     5.1   [reserved]

     5.2   Access to Information. Each of Holdings and the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

     5.3   Confidentiality. Each of the parties hereto hereby agrees to and reaffirms the terms and provisions of that certain Mutual Nondisclosure Agreement by and between Parent and the Company.

     5.4   Expenses. Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties and all settlements, compromises and attorney’s fees incurred in connection therewith (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall, subject to Section 7.2(l), be the obligation of the respective party incurring such fees and expenses.

     5.5   Public Disclosure. Unless otherwise required by law (including, without limitation, federal and state securities laws) or, as to Parent, by the rules and regulations of the New York Stock Exchange, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter or existence of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

     5.6   Consents. The Company shall promptly apply for or otherwise seek and use its best efforts to obtain all consents and approvals required to be obtained by it for the consummation of the Acquisition including all consents, waivers and approvals under any of the Contracts or with any Governmental Entity as may be required in connection with the Acquisition (all of such consents, waivers and approvals are set forth on the Company Schedules) so as to preserve all rights of and benefits to the Company thereunder.

     5.7   FIRPTA Compliance. On or prior to the Closing Date, Holdings shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

     5.8   Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use all reasonable efforts to ensure that its representations and warranties remain true and correct, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.9   Notification of Certain Matters. The Company and Holdings shall give prompt notice to Parent, and Parent shall give prompt notice to the Company and Holdings, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which has caused or is likely to cause any representation or warranty of the Company and Holdings and the Principal Stockholder, and Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company and Holdings and the Principal Stockholder, or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     5.10   NYSE. Parent agrees to authorize for listing on the New York Stock Exchange the shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent hereunder, upon official notice of issuance.

     5.11   Form S-8. As soon as reasonably possible, but in no event more than sixty (60) days after the Effective Time, Parent agrees to file a registration statement on Form S-8 registering the shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent hereunder.

     5.12   Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.13   Termination of 401(k) Plan. Effective as of the day immediately preceding the Effective Time, Holdings, the Company and its Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, “Company Employee Plans”). Unless Parent provides such written notice to the Company no later than three business days prior to the Effective Time, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Effective Time) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to prior review and approval of Parent. Holdings and the Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

     5.14   Noncompetition Agreements. Schedule 5.14 sets forth those persons who Parent deems to be key employees of the Company (each such person being referred to herein as a “Key Employee”). The Company shall deliver or cause to be delivered to Parent, prior to the Closing, from each of the Key Employees, an executed Noncompetition Agreement in the form attached hereto as Exhibit B.

     5.15   Indemnification. . From the Effective Time until the sixth anniversary of the Effective Time, Parent shall cause Holdings and the Company, as the case may be, to fulfill and honor in all respects the obligations of the Company and Holdings pursuant to the indemnification provisions of the charter documents of Holdings or the Company existing on the date hereof. This Section shall survive the consummation of the Acquisition, is intended to benefit the Company, Holdings and each indemnified party, shall be binding on all successors and assigns of Holdings and the Company, and shall be enforceable by the indemnified parties.

     5.16   Payments to Principal Stockholder . On or prior to the Effective Time, the Company shall pay the amounts owed to the Principal Stockholder and reflected as an account payable on the Company Financials as of the Effective Time; provided that such amounts shall not exceed $978,259.26 (the loan balance being $699,904.84 and the royalty obligation being $278,354.42).

     5.17   Tax Matters.

(a) In connection with the Acquisition, Holdings and each Holdings Stockholder shall join with Parent in filing a timely election under Section 338(h)(10) of the Code on Form 8023 (to be prepared by Parent) and any corresponding elections available under applicable state laws (collectively, the “338(h)(10) Election”). Holdings and each Holdings Stockholder shall cooperate with Parent to promptly take all actions necessary and appropriate (including without limitation executing Form 8023 at the Closing in accordance with Schedule 5.17(b), and filing the foregoing Form 8023 and all other forms, Returns, elections, schedules and documents as may be required) to effect and preserve a timely 338(h)(10) Election in accordance with Section 338(h)(10) of the Code or any successor statute thereto (and all corresponding state and local tax laws).

(b) Within thirty (30) days after the Closing Date, the parties hereto shall by mutual agreement allocate the purchase price for purposes of Section 338(h)(10) in accordance with the principlesset forth in Schedule 5.17(b) (the “Price Allocation”). The Parent hereby agrees to prepare the Price Allocation subject to review by the Securityholder Agent. The parties hereto shall adopt and utilize the Price Allocation for purposes of all Returns and reports filed by any of them with any state or federal taxing authority, and such parties shall not voluntarily take any position inconsistent therewith in connection with the examination of any Return of any such parties, any refund claim, any litigation proceeding or otherwise, unless required by the IRS or any state taxing authority.

(c) Holdings Stockholders shall prepare or cause to be prepared and file or cause to be filed, at their sole cost and expense, all income Tax Returns of Holdings for all taxable periods ending on or before the Closing Date (a “Pre-Closing Period”) that are filed after the Closing Date, and Holdings Stockholders shall be responsible for, and indemnify Parent against, the payment of all Taxes of Holdings for any Pre-Closing Periods, if any, whenever incurred or assessed. Such Returns shall be prepared in accordance with past practices consistently applied and shall be made available to Parent and Holdings no fewer than 21 calendar days prior to the filing thereof with the appropriate governmental authority for review by Parent and Holdings. From and after the Closing Date, Parent and Holdings on the one hand, and the Holdings Stockholders on the other hand, shall make available to the other, as reasonably requested, all information, records or documents relating to the Tax liabilities of Holdings for all Pre-Closing Periods, and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof. Any Tax refunds that Parent may receive for any Pre-Closing Period that have not been recorded as an asset on the Company Financials shall be paid to the Securityholder Representative for distribution to the Sellers.

(d) After the Closing Date, each of Holdings and Parent shall:

(i) assist the other party in preparing any Tax Returns that such other party is responsible for preparing and filing in accordance with paragraph (c) hereof;

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(ii) cooperate fully in preparing for any audits of or disputes with taxing authorities regarding any Tax Returns of Holdings;

(iii) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of Holdings;

(iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of Holdings for taxable periods for which the other may have liability under this Section 5.17; and

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit with respect to any taxable period for which the other may have a liability under this Section 5.17

     5.18   Employee Compensation. Each person who was an employee of Holdings or the Company immediately prior to the Effective Time, shall be, at the Effective Time, an at-will employee of Parent. Holdings or the Company, to the extent permitted by applicable law (a “Continuing Employee”); provided that each employee employed in the United States shall have provided proof satisfactory to Parent of the right to work in the United States prior to the Effective Time. Each Continuing Employee shall be eligible to receive salary and benefits (such as medical benefits, bonuses, 401(k) and stock options) maintained for employees of Parent on substantially the same terms and conditions in the aggregate as provided to a similarly situated employee of Parent. Except with respect to Parent service awards, each Continuing Employee shall be given credit, for the purpose of any service requirements or participation eligibility, for his period of continuous service with the Company prior to the time the Company was acquired by Parent to the extent permitted by Parent’s benefit programs and consistent with Parent’s employee benefit plans.

     5.19   Option Grant. Promptly after the Closing, Parent shall grant to such persons and in such amounts as Parent and the Principal Stockholder shall agree options to purchase up to an aggregate of 45,000 shares of Parent common stock at a price per share equal to the closing price of Parent common stock on the NYSE on the date of grant.

     5.20   Option Redemption and Cancellation. Holdings, the Company and the Principal Stockholder shall each use its best efforts to cause each holder of a Company Option to enter into an Option Cancellation and Redemption Agreement in the form attached as Exhibit D.

ARTICLE VI

CONDITIONS TO THE ACQUISITION

     6.1  Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

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     6.2   Additional Conditions to Obligations of the Company and Holdings. The obligations of the Company and Holdings to consummate the Acquisition and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct in all respects on and as of the Closing Date except for (i) representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date), and (ii) inaccuracies which, individually or in the aggregate, would not materially and adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement (assuming that each representation or warranty qualified by materiality or material adverse effect was not so qualified). The Company shall have received a certificate with respect to each of the foregoing signed on behalf of Parent by a duly authorized officer of Parent.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

(c) Secretary’s Certificate. Parent shall have delivered to the Company a copy of (i) the text of the resolutions adopted by the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement and (ii) the certificate of incorporation and bylaws of Parent, along with a certificate executed on behalf of Parent by such entity’s corporate secretary certifying to the Company that such copies are true, correct and complete copies of such resolutions, certificate of incorporation and bylaws, respectively, and that such resolutions, certificate of incorporation and bylaws were duly adopted and have not been amended or rescinded.

(d) Employment Agreement. The Principal Stockholder shall have received from Parent an Employment Agreement in the form of Exhibit A.

     6.3   Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate the Acquisition and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company, Holdings and the Principal Stockholder contained in this Agreement shall be true and correct in all respects on and as of the Closing Date except for (i) representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (ii) for inaccuracies which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or materially and adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement (assuming that each representation or warranty qualified by materiality or material adverse effect was not so qualified). In addition, the representations and warranties contained in sections 2.1, 2.2, 2.4, 2.8, 2.9, 2.11, 2.18 and 2.24 shall each be true and correct on and as of the Closing Date except for representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date). Parent shall have received a certificate with respect to each of the foregoing signed (i) on behalf of the Company by the chief executive officer and chief financial officer of the Company, (ii) on behalf of Holdings by the Trustee of Holdings and (iii) by the Principal Stockholder.

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(b) Agreements and Covenants. Holdings, the Company and the Principal Stockholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate to such effect signed (i) on behalf of the Company by a duly authorized officer of the Company, (ii) on behalf of Holdings by the Trustee of Holdings, and (iii) by the Principal Stockholder.

(c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company and Holdings have obtained the consents, approvals and waivers set forth on Schedule 6.3(c).

(d) Legal Opinion. Parent shall have received a legal opinion from Parker/Scheer, legal counsel to the Company, in substantially the form attached hereto as Exhibit E.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any circumstance, event or occurrence that, individually, or in the aggregate, has resulted, or is reasonably likely to result, in a Material Adverse Effect on the Company or Holdings.

(f) Secretary’s Certificate. The Company shall have delivered to Parent a copy of (i) the text of the resolutions adopted by the Board of Directors of the Company and the Trustee of Holdings authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, and (ii) the charter documents of Holdings and the Company, along with a certificate executed on behalf of the Company by its corporate secretary certifying to Parent that such copies are true, correct and complete copies of such resolutions, certificate of incorporation and bylaws, respectively, and that such resolutions, certificate of incorporation and bylaws were duly adopted and have not been amended or rescinded.

(g) Key Employees. Each Key Employee shall have accepted an offer of employment, or indicated that he will continue in the employ of the Company after the Effective Time.

(h) Noncompetition Agreements. Each Key Employee shall have delivered to Parent an executed Noncompetition Agreement in the form of Exhibit B, which shall be in full force and effect.

(i) Resignations. All officers and directors of the Company shall have tendered their resignations as officers or directors of the Company.

(j) Option Cancellation and Redemption Agreements. Each holder of a Company Option (other than New Options) shall have entered into an Option Cancellation and Redemption Agreement, in the form attached as Exhibit D, which shall be in full force and effect.

(k) IP Assignment. The Principal Stockholder shall have delivered to Parent an executed Assignment Agreement in the form of Exhibit C, which shall be in full force and effect.

(l) Company Intellectual Property. Parent shall be satisfied that all Intellectual Property necessary to conduct the business of Holdings and the Company is owned by the Holdings or the Company.

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(m) Tax Election. Holdings and each Holdings Stockholder shall have delivered to Parent an executed 338(h)(10) Election and any corresponding elections available under state law, which shall be in full force and effect.

(n) Officer’s Certificate. The Company shall have delivered to Parent a copy of (i) the Company’s stock register, which sets forth the name, address and taxpayer identification number of each Company Stockholder and the class and number of shares of Company Common Stock owned by each Company Stockholder and (ii) the Company’s option register, which sets forth the name, address and taxpayer identification number of each Company Optionholder and the number of shares of Company Common Stock subject to each Company Option owned by each Company Optionholder, along with a certificate executed on behalf of the Company by the Company’s corporate secretary certifying to Parent that such copies are true, correct and complete copies of the Company’s stock register and option register, respectively.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

     7.1  Survival of Representations and Warranties.  All of the representations and warranties of the Company, Holdings and the Principal Stockholder in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Schedules) shall survive the Acquisition and continue until 5:00 p.m., California time, on the first anniversary of the Closing Date (the “Expiration Date”); provided, however, that the representations and warranties set forth in Section 2.8 shall survive the Acquisition and continue until the expiration of all of the applicable statutes of limitations; and provided further that the representations and warranties set forth in Sections 2.1, 2.2 and 2.4 shall survive the Acquisition indefinitely. All of Parent’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall expire at the Effective Time.

     7.2   Escrow Arrangements.

(a) Indemnification. Subject to the limitations and qualifications in this Article VII, the Principal Stockholder shall indemnify and hold Parent and its officers, directors, employees, advisors, representatives and affiliates harmless against all claims, losses, liabilities, damages, deficiencies, diminutions in value, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred by Parent, its officers, directors, or affiliates directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company, Holdings or the Principal Stockholder contained in this Agreement or in any certificate, instrument or other document delivered by the Company or the Principal Stockholder pursuant to the terms of this Agreement, (ii) any failure by the Company, Holdings or the Principal Stockholder to perform or comply with any covenant contained herein or any other certificate, instrument or other document delivered by the Company or the Principal Stockholder pursuant to the terms of this Agreement, (iii) Taxes attributable to a Pre-Closing Period (as set forth in Section 5.17), or (iv) any Excess Third Party Expenses. For purposes of this Agreement, the term “Excess Third Party Expenses” means the extent to which amounts paid by the Company for Third Party Expenses exceed an aggregate of $650,000, or exceed $340,000 in the case of amounts paid on account of the Fechtor, Detwiler & Co., Inc. claim

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     Notwithstanding any provision of this Agreement to the contrary, after the Effective Time no party shall be entitled to indemnification unless and until one or more Officer’s Certificates (as defined in Section 7.2(e) below) identifying Losses initially each in excess of $20,000 and together in the aggregate in excess of $200,000 (the “Basket Amount”) has or have been delivered to the Escrow Agent as provided in Section 7.2(e) hereof; in which case, Parent shall be entitled to recover all such Losses in excess of $100,000, and all subsequent Losses (with no minimum claim amount per Officer’s Certificate) so identified; provided however, that the provisions of this sentence shall not apply to any claim with respect to (i) Taxes attributable to a Pre-Closing Period, (ii) any breach or inaccuracy of Section 2.8(a) (xix), (iii) any breach or inaccuracy of Section 2.22, or (iv) Excess Third Party Expenses, which claims shall be recoverable in their entirety without regard to the Basket Amount. Notwithstanding the foregoing, the liability of the Principal Stockholder hereunder shall not exceed the Escrow Amount, except (1) with respect to Losses arising from any inaccuracy or breach of Section 2.8 or failure to pay the Taxes attributable to a Pre-Closing Period for which the liability of the Principal Stockholder hereunder shall not exceed $18,000,000 (which includes amounts paid from the Escrow Amount), (2) with respect to Losses arising from any inaccuracy or breach of Section 2.22 for which the liability of the Principal Stockholder hereunder shall not exceed $400,000 (which includes amounts paid from the Escrow Amount) and (3) with respect to Losses arising from intentional breaches of this Agreement or fraud for which there shall be no limit. Nothing herein shall limit the liability of any party for any breach of any representation, warranty or covenant if the Acquisition does not close. The Principal Stockholder shall not have any right of contribution from the Company or Parent with respect to any Loss pursuant to this Article VII.

(b) Escrow Fund. At the Effective Time, the Principal Stockholder will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount without any act of the Principal Stockholder. The Escrow Amount shall consist exclusively of cash paid in exchange for shares of Company Common Stock that is not subject to a right of repurchase or similar restriction. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any of the Principal Stockholder, will be deposited with U.S. Bank Trust, N.A. (or other institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.2(h) below)), as Escrow Agent (the “Escrow Agent”), such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein and at Parent’s cost and expense. The Escrow Amount shall be available to compensate Parent, its officers, directors, employees, advisors, representatives or affiliates for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII. Parent and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the purchase price for the Shares. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(c) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific time, on the thirtieth (30th) day after the Expiration Date (the “Escrow Period”). Notwithstanding the foregoing, the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in the Escrow Fund is necessary in the reasonable judgment of Parent, subject to the objection of the Securityholder Agent and the subsequent arbitration of the matter in the manner provided in Section 7.2(g) hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Principal Stockholder the remaining portion of the Escrow Fund and not required to satisfy such claims.

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(d) Protection and Investment of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof. Except as Parent and the Securityholder Agent may from time to time jointly instruct the Escrow Agent in writing, the Escrow Fund shall be invested from time to time, to the extent possible, in United States Treasury Bills having a remaining maturity of 90 days or less and repurchase obligations secured by such United States Treasury Bills, with any remainder being deposited and maintained in a money market deposit account with the Escrow Agent, until disbursement of the entire Escrow Fund. The Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement. It is agreed for federal income tax purposes that the parties hereto shall treat interest as the property of the Principal Stockholders and the Escrow Agent shall report the interest for federal income tax purposes consistently with such treatment.

(e) Claims Upon Escrow Fund. Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an “Officer’s Certificate”): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Sections 7.2(b) and 7.2(f) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable an amount equal to such Losses.

(f) Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent (as defined in Section 7.2(h)) and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.2(e) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30)-day period, the Escrow Agent shall make delivery of cash from the Escrow Fund in accordance with Section 7.2(e) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30)-day period.

(g) Resolution of Conflicts; Arbitration.

(i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer’s Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute cash from the Escrow Fund in accordance with the terms thereof.

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(ii) If no such agreement can be reached after good faith negotiation, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Parent and the Securityholder Agent shall each select one arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’fees and costs, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three (3) arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(f) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

(iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Suffolk County, Massachusetts under the rules then in effect of the American Arbitration Association.

(h) Securityholder Agent; Power of Attorney.

(i) Israel Zilberman shall be appointed as agent and attorney-in-fact (the “Securityholder Agent”) for each Holdings Stockholder for and on behalf of Holdings Stockholders, to give and receive notices and communications, to authorize delivery to Parent of cash from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by Holdings Stockholders from time to time upon prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of Holdings Stockholders.

(ii) The Securityholder Agent shall not be liable to any Holdings Stockholder for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. Holdings Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

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(i) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the Holdings Stockholders for whom a portion of the Escrow Amount otherwise issuable to them is deposited in the Escrow Fund and shall be final, binding and conclusive upon each of Holdings Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each of Holdings Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

(j) Third-Party Claims. If Parent becomes aware of a third-party claim that Parent believes may result in a demand against the Escrow Fund, Parent shall promptly notify the Securityholder Agent of such claim (but the failure to promptly notify the Securityholder Agent shall not relieve the indemnifying party of its obligations hereunder) and the Securityholder Agent, as representative for Holdings Stockholders, shall be entitled, at its expense, to participate in any defense of such claim. Parent shall have the right in its reasonable discretion to settle any such claim; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. If the Securityholder Agent has consented to any such settlement, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to and in the amount of such settlement. Parent and the Securityholder Agent shall cooperate with each other in all reasonable respects in connection with the defense of any third-party claim, including making available records relating to such claim and furnishing employees of Parent as may be reasonably necessary for the preparation of the defense of any such third-party claim or for testimony as witness in any proceeding relating to such claim.

(k) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

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(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and cash and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and cash held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Securityholder Agent shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor institutional escrow agent authorized to do business and in good standing in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as Escrow Agent. The predecessor escrow agent shall thereupon be discharged from any further duties and liability under this Agreement.

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(l) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. If the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

     8.1   Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Effective Time:

(a) by mutual consent of the Company and Parent;

(b) by Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific time) on June 30, 2001 (the “End Date”); provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity that would make consummation of the Acquisition illegal;

(c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition, by any Governmental Entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Acquisition;

(d) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company within thirty (30) days through the exercise of its reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured within thirty (30) days (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement);

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(e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent within thirty (30) days through the exercise of its reasonable best efforts, then for so long as Parent continues to exercise such reasonable best efforts the Company may not terminate this agreement under this Section 8.1(e) unless such breach is not cured within thirty (30) days (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement).

     Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     8.2   Effect of Termination. If this Agreement is terminated as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company, or their respective officers, directors or stockholders, provided that the provisions of Sections 5.3, 5.4 and 5.5 and Articles VIII and IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3   Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     8.4   Extension; Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

GENERAL PROVISIONS

     9.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, to:

Cypress Semiconductor Corporation 3901 North First Street San Jose, CA 95134 Attention: Chief Executive Officer Telephone No.: (408) 943-2600 Facsimile No.: (408) 943-6822

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Attention: Larry W. Sonsini Telephone No.: (650) 493-9300 Facsimile No.: (650) 493-6811

(b)	if to Holdings, the Company, the Securityholder Agent or the Principal Stockholder, to:

Scanlogic Corporation 8 New England Executive Park Burlington, MA 01803 Attention: Chief Executive Officer Telephone No.: (781) 993-9216 Facsimile No.: (781) 993-9217

with a copy to:

Parker/Scheer 585 Commercial Street Boston, Massachusetts 02109 Attention: Barry S. Scheer, Esq. Telephone No.: (617) 725-0400 Facsimile No.: (617) 725-0010

and

Posternak, Blankstein & Lund, L.L.P. 100 Charles River Plaza Boston, MA 02114 Attention: Noel G. Posternak, P.C. Telephone No.: (617) 973-6100 Facsimile No.: (617) 367-2315

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(c)	if to the Escrow Agent:

U.S. Bank Trust, N.A. Escrow Services One California Street, 25th Floor San Francisco, CA 94111 Attention: Ann Gadsby Telephone No.: (415) 273-4532 Facsimile No.: (415) 273-4591

9.2 Interpretation. As used herein:

(i) the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.”

(ii) the term “Material Adverse Effect” shall mean a material adverse effect on the business, assets (including intangible assets), prospects, financial condition, or results of operations of the specified entity and its Subsidiaries, taken as a whole.

(iii) the term “knowledge” shall mean, with respect to the Company, what is within the actual knowledge of any of the officers of the Company after reasonable investigation.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.3   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.4   Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

     9.5   Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6   Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.7   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     9.8   Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.9   Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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     IN WITNESS WHEREOF, Parent; the Company; Holdings; the Principal Stockholder; Michal Zilberman; Israel Zilberman, as custodian for Dana Zilberman; and, with respect to Article VII only, the Escrow Agent and the Securityholder Agent; and have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

CYPRESS SEMICONDUCTOR CORPORATION By: /s/ Emmanuel Hernandez —————————————————— Name: Emmanuel Hernandez Title: CFO	SCANLOGIC CORPORATION By: /s/ Israel Zilberman —————————————————— Name: Israel Zilberman Title: President

SECURITYHOLDER AGENT /s/ Israel Zilberman ——————————————————	SCANLOGIC HOLDING COMPANY By: /s/ Israel Zilberman —————————————————— Name: Israel Zilberman Title: Trustee

ESCROW AGENT U.S. BANK TRUST, N.A. By: /s/ Ann Gadsby —————————————————— Name: Ann Gadbsy Title: Vice President	PRINCIPAL STOCKHOLDER /s/ Israel Zilberman ————————————————————

MICHAL ZILBERMAN By: /s/ Israel Zilberman —————————————————— Israel Zilberman Attorney-in-Fact

ISRAEL ZILBERMAN, AS CUSTODIAN FOR DANA ZILBERMAN /s/ Israel Zilberman ————————————————————

***REORGANIZATION AGREEMENT***